As filed with the Securities and Exchange Commission on March 13, 2000
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------


                               VAIL RESORTS, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                   51-0291762
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
 incorporation or organization)


                                Post Office Box 7
                              Vail, Colorado 81658
          (Address (including zip code) of Principal Executive Offices)
                            -------------------------

                               Vail Resorts, Inc.
                  1999 LONG TERM INCENTIVE AND SHARE AWARD PLAN
                            (Full title of the plan)
                            -------------------------

                              Martha D. Rehm, Esq.
                    Senior Vice President and General Counsel
                               Vail Resorts, Inc.
                                Post Office Box 7
                              Vail, Colorado 81658
                                 (970) 845-2500
    (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
                            -------------------------

                                    Copy to:
                              James J. Clark, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                             New York, NY 10005-1702
                            -------------------------


                         CALCULATION OF REGISTRATION FEE
============================================================================================================
   Title of                  Amount       Proposed Maximum           Proposed Maximum            Amount of
Securities to                to be            Offering              Aggregate Offering         Registration
be Registered            Registered(1)    Price Per Share (2)            Price (2)                 Fee (2)
------------------------------------------------------------------------------------------------------------
     Common Stock,
    $.01 Par Value         2,500,000              $15.69                 $39,225,000.00           $10,355.40
                             shares
============================================================================================================

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Act"), there is also being registered an indeterminate number of plan interests in the Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan.

(2) Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Act, the registration fee has been calculated based on the average of the high and low sale prices reported for the Common Stock of Vail Resorts, Inc. on March 6, 2000, which was $15.69 per share, as reported on the New York Stock Exchange.

================================================================================

                                EXPLANATORY NOTE



     Vail Resorts, Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Act"), to register 2,500,000 shares of common stock, $.01 par value, of the Company issuable pursuant to the Company's 1999 Long Term Incentive and Share Award Plan (the "Plan").

     This Registration Statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 pursuant to Section C of the General Instructions to Form S-8. The reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis in the future of "control securities" which have been or may be issued pursuant to the Plan to employees of the Company who may be considered affiliates as defined by Rule 405 under the Act.

     The second part contains "Information Required in the Registration Statement" pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the information relating to the Plan specified by Part I is not filed with the Securities and Exchange Commission (the "Commission"), but documents containing such information have been or will be sent or given to employees and directors as specified by Rule 428(b)(1). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.

PROSPECTUS

                               Vail Resorts, Inc.

                                2,500,000 Shares
                                  Common Stock
                                ($.01 par value)

                             ----------------------

     Certain of our stockholders are using this prospectus to offer shares of common stock, $.01 par value, of the Company (the "Shares") they received from us pursuant to our 1999 Long Term Incentive and Share Award Plan. Some of these stockholders may be considered our "affiliates," as defined in Rule 405 under the Securities Act of 1933, as amended.

     We expect that sales made pursuant to this prospectus will be made:

     -- in broker's transactions;

     -- in transactions directly with market makers; or

     -- in negotiated sales or otherwise.

     The selling stockholders will determine when they will sell their Shares, and in all cases they will sell their Shares at the current market price or at prices negotiated at the time of the sale. We will not receive any proceeds from these sales.

     The brokers and dealers the selling stockholders utilize in selling these Shares may receive compensation in the form of underwriting discounts, concessions, or commissions from the sellers or purchasers of the Shares. Any compensation may exceed customary commissions. The selling stockholders and the brokers and dealers they utilize may be deemed to be "underwriters" within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of Shares may be considered to be underwriting compensation.

     The Shares are listed on the New York Stock Exchange under the symbol "MTN". On March 9, 2000, the last reported sale price of the Shares as reported on the New York Stock Exchange was $17.00 per share.

     Our principal executive offices are located at Post Office Box 7, Vail, Colorado 81658, and our telephone number is (970) 476-5601.

                             ----------------------

This investment involves risks. See the Risk Factors section beginning on page
3.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                             ----------------------

                    This prospectus is dated March 13, 2000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

     1.   Our Annual Report on Form 10-K for the year ended July 31, 1999;

     2.   Our Quarterly Report on Form 10-Q, for the quarter ended October 31,
          1999;

     3. Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on November 12, 1999;

     4. The description of our Common Stock contained in our Registration Statement on Form S-2 (File No. 333-5341) dated June 6, 1996; and

     5. Our Form 8-A filed with the Commission on July 3, 1996, including any amendment or report filed for the purpose of updating the Form 8-A.

     All documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") subsequent to the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed.

     For purposes of this prospectus, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this prospectus, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: Vail Resorts, Inc., Post Office Box 7, Vail, Colorado 81658, Attention: Martha Rehm, Senior Vice President and General Counsel, telephone number: (970) 845-2500.

                                  RISK FACTORS

     Before you invest in the Shares, you should consider carefully the following factors, in addition to the other information contained in this prospectus.

     We have a significant amount of indebtedness. At January 31, 2000, we had $401.0 million of indebtedness, representing approximately 46% of our total capitalization. We, along with our subsidiaries, may incur additional indebtedness from time to time to finance acquisitions, provide for working capital or capital expenditures or for other purposes.

     Our high level of indebtedness could have important consequences to you, including limiting our ability to:

     o obtain additional financing for acquisitions, working capital, capital expenditures or other purposes,

     o use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements,

     o    borrow additional funds or dispose of assets,

     o    compete with others who are not as highly leveraged, and

     o react to changing market conditions, changes in our industry and economic downturns.

     We currently expect that we will be able to service our indebtedness out of cash flow from operations. If we are unable to generate sufficient cash flow to meet our debt service obligations, we will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt, selling assets or raising equity capital. Each of these alternatives is dependent upon financial, business and other general economic factors that affect us, many of which are beyond our control. While we believe that our cash flow from operations will provide an adequate source of long-term liquidity, a significant drop in operating cash flows resulting from economic conditions, competition or other uncertainties beyond our control would increase the need for alternative sources of liquidity.

     Our future growth requires additional capital and availability is not assured. We intend to make significant investments in our resorts to maintain our competitive position. We spent approximately $65.2 million in the fiscal year ended July 31, 1999 on resort capital expenditures and expect to continue making substantial resort capital expenditures. We could finance future expenditures from any of the following sources:

     o    cash flow from operations,

     o    bank borrowings,

     o    public offerings of debt or equity,

     o    private placements of debt or equity, or

     o    some combination of the above.

     We might not be able to obtain financing for future expenditures on favorable terms.

     Our recent or future acquisitions might not be successful. In recent years, we have acquired several major resorts, including Keystone, Breckenridge, Grand Teton Lodge Company and a number of real estate developments. Although we believe we have enhanced our earnings and achieved cost savings by integrating these acquisitions into our operations, we cannot assure you that we will be able to continue this successful integration, manage these acquired properties profitably or increase our profits from these operations. We could face various risks from additional acquisitions, including:

     o    inability to integrate acquired businesses into our operations,

     o    increased goodwill amortization,

     o    diversion of our management's attention, and

     o    unanticipated problems or liabilities.

     These problems from future acquisitions could adversely affect our operations and financial performance.

     Our resort business is highly seasonal. We currently generate approximately 75% of our revenue during the ski season, from November to April. We rely on borrowings under our credit facility to support our capital requirements during the unprofitable period between ski seasons, from May to October. If we are unable to comply with the conditions of our credit facility or if the financing we receive is insufficient for our needs, our inability to obtain adequate financing outside of the ski season could have a material adverse effect on us. Grand Teton Lodge Company, which we recently acquired, realizes most of its revenues between May and October. However, this will only partially offset the seasonal nature of our ski business.

     Our future development might not be successful. We have significant development plans for our resort and real estate operations. We could experience significant difficulties completing these projects, including:

     o    delays in completion,

     o    our cost estimates may prove inaccurate,

     o    difficulty in receiving the necessary regulatory approvals, or

     o    we may not benefit from the projects as we expected.

     We may not be able to fund these projects with cash flow from operations and borrowings under our credit facility if we faced these difficulties.

     Our ski resorts face significant competition. There is substantial competition among ski resorts for customers in our industry. The factors that are important to these customers include:

     o    proximity to population centers,

     o    availability and cost of transportation to ski areas,

     o ease of travel to ski areas (including direct flights by major airlines),

     o    pricing of products and services,

     o    snowmaking facilities,

     o    type and quality of skiing offered,

     o    duration of the ski season,

     o    weather conditions,

     o    number, quality and price of related services and lodging, and

     o    reputation.

     We have many competitors for our ski vacationers, including ski resorts in Utah, California, Nevada, New England and the other major resorts in Colorado. Our destination guests can choose from any of these alternatives, as well as skiing and non-skiing vacation destinations around the world. Our day skier customers can choose from a number of nearby competitors, including Copper Mountain, Telluride, Steamboat Springs, Winter Park and the Aspen resorts, as well as other forms of leisure such as attendance at movies, sporting events and participation in other indoor and outdoor recreational activities. This competition may adversely affect our skier days and the pricing of our products and services.

     We rely on government permits. Virtually all of our ski trails and related activities on Vail, Breckenridge, Keystone and a substantial portion on Beaver Creek are located on federal land. The United States Forest Service has granted us permits to use these lands, but maintains the right to review and approve the location, design and construction of improvements in these areas and on many operational matters. The Forest Service can terminate most of these permits if required in the public interest; however, the permit for a large part of the Beaver Creek property is terminable at will. Although we do not know of any permit used by a major ski resort then in operation that has been terminated by the Forest Service over the opposition of the permitee, a termination of any of our permits would adversely affect our business and operations.

     We have applied for several new permits for improvements and new development and to renew and modify an existing permit. We have also sought to renew and unify our permits for use of large parts of our Beaver Creek property. While these efforts, if not successful, could impact our expansion efforts as currently contemplated, we do not believe they would adversely affect our results of operations or financial condition. Furthermore, Congress may increase the fees we pay to the Forest Service for use of these federal lands.

     Grand Teton Lodge Company operates three resort properties within Grand Teton National Park under a concession contract with the National Park Service. The concession contract expires at the end of 2002, at which time the contract renewal will be subject to a competitive bidding process. Should we not receive the renewal of the concession contract, we would be compensated for the value of our "possessory interest" in the assets of the three resort properties operated under the concession contract, which is generally defined as the replacement cost of such assets less depreciation.

     We are subject to the risk of unfavorable weather conditions. We depend upon favorable weather conditions and adequate snowfall during the winter ski season to attract guests to our ski resorts. For example, our ski resorts were affected by aberrant weather patterns during the 1998-1999 ski season, which caused much of our skiing terrain to be closed during the Christmas and New Year's holidays. Our operating results could also be adversely affected by unfavorable weather conditions and inadequate snowfall in future periods.

     We are subject to the risk of an economic slowdown. Because our resorts derive a significant portion of their revenues from the worldwide leisure market, an economic recession or other significant economic slowdown could adversely affect our business. We cannot assure you that a decrease in the amount of discretionary spending by the public in the future would not have an adverse effect on our business.

     Apollo Ski Partners has influence over us. Apollo Ski Partners owns approximately 99.9% of our outstanding shares of Class A Common Stock, giving them approximately 22% of the combined voting power with respect to all matters submitted for a vote of all stockholders. The holders of Class A Common Stock elect a class of directors that constitutes two-thirds of our board of directors. Accordingly, Apollo Ski Partners and, indirectly, Apollo Advisors, L.P. (which indirectly controls Apollo Ski Partners) will be able to elect two-thirds of our board of directors and control the approval of matters requiring approval by the board of directors, including mergers, liquidations and asset acquisitions and dispositions. In addition, Apollo Ski Partners and Apollo Advisors, L.P. may be able to significantly influence decisions on matters submitted for stockholder consideration.

     Future changes in the real estate market could affect the value of our investments. We have extensive real estate holdings in proximity to our mountain resorts. We have invested approximately $32.9 million in fiscal year

     1999 in our real estate operations. We plan to make significant additional investments in Keystone/Intrawest LLC, a real estate joint venture in which we are a member, and in developing property at all our resorts. The value of our real property and the revenue from related development activities may be adversely affected by a number of factors, including:

     o    national and local economic climate,

     o local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area),

     o attractiveness of the properties to prospective purchasers and tenants,

     o    competition from other available property or space,

     o    our ability to obtain adequate insurance,

     o    unexpected construction costs,

     o    government regulations and changes in real estate, zoning or tax laws,

     o    interest rate levels and the availability of financing, and

     o    potential liabilities under environmental and other laws.

     In addition, we run the risk that our new acquisitions may fail to perform in accordance with our expectations, and that our estimates of the costs of improvements for such properties may prove inaccurate. While we attempt to mitigate our exposure to these risks by selling multi-family development parcels to third-party developers who assume the risk of construction or by pre-selling single-family homesites or condominium residences to individual purchasers prior to the start of our construction projects, we cannot assure you that we will continue to do so in the future. Although we believe that the current market for the sale of our resort property is strong, we cannot assure you that such market conditions will continue.

     Year 2000. The Year 2000 issue is a result of certain computer programs being written using two digits rather than four to define the applicable year. Computer programs which are date-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in major computer system or program failures or miscalculations or equipment malfunctions. We recognize that the impact of the Year 2000 issue extends beyond traditional computer hardware and software to embedded hardware and software contained in equipment used in operations, such as chairlifts, alarm systems and elevators, as well as to third parties.

     We committed resources to conduct risk assessments and to correct problems, where required, within each of the following areas: information technology, operations equipment, and external parties. Although as of March 10, 2000 we have experienced no Year 2000 failures, we cannot guarantee that in the future we will not have any Year 2000 issues that may adversely affect our results of operations. While our significant third parties also did not experience any Year 2000 issues, we cannot guarantee that any Year 2000 issues that they may experience in the future will not adversely affect results of operations.

     Shares Eligible for Future Sale. Future sales of common stock by us or our existing shareholders could adversely affect the prevailing market price of the common stock. As of January 31, 2000, we had 27,177,698 shares of common stock outstanding and 7,439,834 shares of class A common stock outstanding. The 7,439,834 shares of class A common stock outstanding and at least 7,554,406 shares of common stock outstanding are owned by people who may be deemed "affiliates", as defined by Rule 405 of the Act, and are "restricted securities" which can be resold in the public market only if registered with the Securities and Exchange Commission or pursuant to an exemption from registration.

     In general, under Rule 144 as currently in effect, an "affiliate" is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly reported trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is given, provided certain manner of sale and notice requirements as to the availability of current public information are satisfied (which requirements as to the availability of current public information is currently satisfied). Under Rule 144(k), a person who is not deemed an "affiliate" at any time during the three months preceding a sale by such person would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning the company provided that a period of at least two years has elapsed since the later of the date the common stock was acquired from the company or from an affiliate of the company.

     In addition to the above shares, there are a number of shares of our common stock which may be sold pursuant to the exercise of outstanding stock options.

     We cannot predict what effect, if any, that future sales of such restricted shares and the shares issuable upon exchange of stock options, or the availability of shares for future sale, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our ability to raise additional capital through an offering of its equity securities.

     Dividends. We do not anticipate paying any cash dividends on our shares of common stock or class A common stock in the foreseeable future.

                                   OUR COMPANY



     We were organized as a holding company in 1997 and operate through various subsidiaries. We are one of the leading resort operators in North America. Our operations are grouped into two segments, Resort and Real Estate, which represented 91% and 9%, respectively, of our net revenues for the 1999 fiscal year. In our Resort segment, we own and operate five resort properties which provide a comprehensive resort experience throughout the year to a diverse clientele with an attractive demographic profile. Our Real Estate segment develops, buys and sells real estate in and around the Company's resort communities.

     Our head and principal office is located at Vail Resorts, Inc., Post Office Box 7, Vail, Colorado 81658, and our telephone number is (970) 476-5601.


                              AVAILABLE INFORMATION



     We are subject to the informational requirements of the 1934 Act, and in accordance therewith we file reports and other information with the Commission. Reports, proxy and information statements, and other information filed by us, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the Commission's web site, http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. Certain of our securities are listed on the New York Stock Exchange and reports, proxy statements and other information concerning us can be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, NY 10005.

                              SELLING STOCKHOLDERS



     This prospectus relates to shares of common stock that are being registered for reoffers and resale by selling stockholders who have acquired or may acquire shares of common stock pursuant to the Company's 1999 Long Term Incentive and Share Award Plan and who may be deemed "affiliates" of the Company. An "affiliate" is defined under the Securities Act as "a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" Vail Resorts, Inc. The selling stockholders may resell any or all of the shares of common stock at any time while this prospectus is effective.

     Executive officers, directors or others who are considered to be affiliates of the Company who acquire common stock under the Plan may be added to the list of selling stockholders and their number of shares to be sold may be increased or decreased by the use of a prospectus supplement filed with the Securities and Exchange Commission.

     No selling stockholders have informed us of an intent to sell any of their shares. The inclusion of the shares of common stock in the table below does not constitute a commitment to sell any shares.



 Name                     Position                  Number of       Number of Shares     Number of
                                                    Shares Owned(1) Eligible to be       Shares owned after
                                                                    Offered by the       the Offering(3)
                                                                    Selling
                                                                    Stockholders(2)
 ------------------------ ------------------------- --------------- -------------------- ------------------

 Adam M. Aron             Chairman of the Board      317,275        125,000              192,275
                          and Chief Executive
                          Officer

 Roger T. Beck            Senior Vice President,      22,334        7,500                14,834
                          Vail Resorts
                          Development Company

 Andrew P. Daly           President and Director     307,071        50,000               257,071

 James P. Donohue         Senior Vice President       99,080        25,000               74,080
                          and Chief Financial
                          Officer

 John McD. Garnsey        Senior Vice President           -0-       -0-                  -0-
                          and Chief Operating
                          Officer for Beaver Creek

----------

1 For each selling stockholder this includes (i) shares of our common stock owned as of January 15, 2000, (ii) shares of our common stock underlying options which are exercisable within 60 days of January 15, 2000, and (iii) shares of our common stock underlying options granted under the Plan, whether or not exercisable as of, or within sixty days of, January 15, 2000.

2 Represents the number of shares underlying options granted under the Plan to such person.


3    Assumes the sale of all shares eligible to be sold.


                                       9

 Name                     Position                  Number of       Number of Shares     Number of
                                                    Shares Owned(1) Eligible to be       Shares owned after
                                                                    Offered by the       the Offering(3)
                                                                    Selling
                                                                    Stockholders(2)
 ------------------------ ------------------------- --------------- -------------------- ------------------

 William A. Jensen        Senior Vice President       52,267        20,000               32,267
                          and Chief Operating
                          Officer for Vail

 James S. Mandel          Senior Vice President,     155,634        12,000               143,634
                          Vail Resorts
                          Development Company

 Martha D. Rehm           Senior Vice President,      12,536        12,000               536
                          General Counsel and
                          Secretary

 John W. Rutter           Senior Vice President       44,480        20,000               24,480
                          and Chief Operating
                          Officer for Keystone

 Paul A. Testwuide        Senior Vice President       39,860        10,000               29,860
                          of Resorts Projects for
                          Vail

 James P. Thompson        President, Vail Resorts    197,504        21,000               176,504
                          Development Company

 Porter Wharton III       Senior Vice President       30,000        20,000               10,000
                          of Public Affairs


                              PLAN OF DISTRIBUTION



     The selling stockholders may sell registered Shares in any of the following ways:

     --   through dealers;

     --   through agents; or

     --   directly to one or more purchasers.

     The distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions)

     -- on the New York Stock Exchange in transactions pursuant to and in accordance with the rules of such exchanges,

     --   in the over-the-counter market, or

     -- in transactions other than on such exchange or in the over-the-counter market, or a combination of such transactions.

     Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or commissions from purchasers of Shares for whom they may act as agent. The selling stockholders and any broker-dealers or agents that participate in the distribution of Shares by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act. Affiliates of one or more selling stockholders may act as principal or agent in connection with the offer or sale of Shares by the selling stockholders.


                                 USE OF PROCEEDS



     The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the selling stockholders.


                                  LEGAL MATTERS



     Certain legal matters relating to the Shares will be passed upon on behalf of the Company by Cahill Gordon & Reindel, New York, New York.


                                     EXPERTS



     The consolidated balance sheets of Vail Resorts, Inc. and subsidiaries as of July 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended July 31, 1999, the ten-month period ended July 31, 1998 and the year ended September 30, 1997 incorporated by reference in this pro-spectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                       CERTAIN FORWARD-LOOKING STATEMENTS



     Information contained or incorporated by reference in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.



=======================================================            ================================================

No person is authorized to give any information or to
make any representations other than those contained in
this prospectus, and, if given or made, such information
or representations must not be relied upon as having been
authorized.  This  prospectus  does not constitute  an
offer to sell or a  solicitation  of an offer to buy such                        Vail Resorts, Inc.
securities  in any  circumstance  in which such offer or
solicitation  is unlawful.  Neither the  delivery  of this
prospectus  nor any  sale  made hereunder shall,  under
any  circumstances,  create any implication  that  there
has  been  no  change  in our affairs  since the date
hereof or that the  information contained  or  incorporated
by  reference   herein  is correct as of any time
subsequent  to the date of this prospectus.
                                                                                      ----------

                                                                                      PROSPECTUS
                 --------------------                                                 ----------




                   TABLE OF CONTENTS
                                                   Page
Incorporation of Certain Documents
  by Reference.................................      2
Risk Factors...................................      3                                2,500,000 Shares
Our Company ...................................      8                                  Common Stock
Available Information .........................      8                                ($.01 par value)
Selling Stockholders ..........................      9
Plan of Distribution ..........................     11
Use of Proceeds ...............................     11
Legal Matters .................................     11
Experts .......................................     11
Certain Forward-Looking Statements ............     12                                 March 13, 2000

=======================================================            ================================================


                                     PART II



                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT



ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference and made a part hereof:

     1.   Our Annual Report on Form 10-K for the year ended July 31, 1999;

     2.   Our Quarterly Report on Form 10-Q, for the quarter ended October 31,
          1999;

     3. Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on November 12, 1999;

     4. The description of our Common Stock contained in our Registration Statement on Form S-2 (File No. 333-5341) dated June 6, 1996; and

     5.   Our Form 8-A filed with the Commission on July 3, 1996.

     All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Company's Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent permitted by Delaware Law or another applicable law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

     The Bylaws provide that the Company may indemnify any person who is or was involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the registrant to procure a judgment in its town), by reason of the fact that he is or was or had agreed to become a director, officer or employee of the registrant or is or was or had agreed to become at the request of the board or an officer of the registrant a director, officer or employee of another corporation, partnership, joint venture, trust or other entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Vail, Colorado, on the 9th of March, 2000.

                               VAIL RESORTS, INC.
                                    (Registrant)



                                 By:  /s/ Martha D. Rehm
                                      -----------------------------------
                                      Name:   Martha D. Rehm
                                      Title:  Senior Vice President
                                                and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 9, 2000.


SIGNATURES                                 TITLE
----------                                 -----

         /s/ADAM M. ARON*
------------------------------------       Chairman of the Board and
           Adam M. Aron                    Chief Executive Officer
                                           (Principal Chief Executive Officer)


                                           Director
------------------------------------
           Frank Biondi

                                           Director
        /s/LEON D. BLACK*
------------------------------------
          Leon D. Black

                                           Director
------------------------------------
          Craig M. Cogut

                                           Director
        /s/ANDREW P. DALY*
------------------------------------
          Andrew P. Daly

                                           Director
------------------------------------
        Stephen C. Hilbert

                                           Director
        /s/ROBERT A. KATZ*
------------------------------------
          Robert A. Katz

                                           Director
        /s/THOMAS H. LEE*
------------------------------------
          Thomas H. Lee

                                           Director
       /s/WILLIAM L. MACK*
------------------------------------
         William L. Mack

                                           Director
     /s/JOSEPH R. MICHELETTO*
------------------------------------
       Joseph R. Micheletto

                                            Director
------------------------------------
         Antony P. Ressler


                                            Director
         /s/MARC J. ROWAN*
------------------------------------
           Marc J. Rowan


                                            Director
------------------------------------
          John J. Ryan III


                                            Director
         /s/JOHN F. SORTE*
------------------------------------
           John F. Sorte


                                            Director
        /s/BRUCE H. SPECTOR*
------------------------------------
          Bruce H. Spector


                                            Director
------------------------------------
         William P. Stiritz


                                            Director
------------------------------------
           James S. Tisch



        /s/JAMES P. DONOHUE*
------------------------------------        Senior Vice President and
          James P. Donohue                  Chief Financial Officer
                                            (Principal Financial and
                                            Accounting Officer)



         /s/MARTHA D. REHM                  Attorney-in-Fact
------------------------------------
           Martha D. Rehm


*By Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT NO.    EXHIBIT
----------     -------

   4           Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan.
   5           Opinion of Cahill Gordon & Reindel.
  23.1         Consent of Independent Public Accountants.
  23.2         Consent of Cahill Gordon & Reindel (included in Exhibit 5).
   24          Powers of Attorney